Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
973-993-8033 (home)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA ANNOUNCES PRICING OF TENDER OFFER AND RESULTS OF CONSENT SOLICITATION FOR 11-1/8% SENIOR SECURED NOTES DUE 2009

For Immediate Release:  Tuesday, November 16, 2004

BASKING RIDGE, N.J., US – Avaya Inc. (NYSE:AV), a leading global provider of business communications software, systems and services, today announced the consideration to be paid in the previously announced cash tender offer and consent solicitation (the “Offer”) with respect to its $284,395,000 aggregate principal amount of 11 1/8% Senior Secured Notes due 2009 (the “Notes”) and the receipt of the requisite consents with respect to its consent solicitation for the adoption of certain proposed amendments (the “Proposed Amendments”) to the indenture pursuant to which the Notes were issued (the “Indenture”).  The terms of the Offer are more fully described in the Offer to Purchase for Cash and Consent Solicitation, dated November 1, 2004 (the “Offer to Purchase”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”).

The consideration was determined as of 2:00 P.M., New York City time, on Monday, November 15, 2004 (the “Price Determination Date”) by reference to a fixed spread of 50 basis points above the yield to maturity of the 1.50% U.S. Treasury Note due March 31, 2006, with respect to the Notes.  The consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn and accepted for payment is $1,158.95 (the “Total Consideration”), which includes a consent payment of $30.00 per $1,000 principal amount of Notes (the “Consent Payment”) tendered on or prior to 5:00 p.m. New York City time, on November 15, 2004 (the “Early Consent Date”), subject to the terms and conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal, and such amount will be paid promptly following the Price Determination Date (the “Initial Settlement Date”). Noteholders that validly tender their Notes after 5:00 p.m., New York City time, on November 15, 2004 and before 5:00 p.m., New York City time, on Wednesday, December 1, 2004 (as it may be extended from time to time, the “Expiration Date”) will receive the Total Consideration minus the Consent Payment (the “Tender Offer Consideration”), subject to the terms and conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal, which will be payable promptly following the Expiration Date (the “Final Settlement Date” and; together with the Initial Settlement Date, a “Settlement Date”).  In each case, Noteholders who validly tender their Notes shall receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable Settlement Date, payable on the applicable Settlement Date. The Initial Settlement Date is expected to be today, Tuesday, November 16, 2004.

As of 5:00 p.m., New York City time on Monday, November 15, 2004, holders of the Notes had tendered $271,090,000 aggregate principal amount of such Notes (approximately 95.3% of the total outstanding principal amount), a percentage sufficient to amend the Indenture, as described in the Offer to Purchase and the accompanying Letter of Transmittal.  The supplemental indenture incorporating the Proposed Amendments will become effective upon execution by Avaya and The Bank of New York, as trustee (the “Trustee”), but will provide that the Proposed Amendments will not become operative until the time that Avaya notifies the Trustee and the depositary for the Notes, The Bank of New York (the “Depositary”), that the Notes tendered and not validly withdrawn pursuant to the Offer are accepted for purchase at the earlier of the Initial Settlement Date or the Final Settlement Date. If the Offer is terminated or withdrawn, in whole or in part, or the Notes are not accepted for purchase for any reason, the Indenture will remain in effect in its present form and the supplemental indenture will not become operative.  The Proposed Amendments will eliminate substantially all restrictive covenants, the reporting requirements and certain events of default from the Indenture, as well as eliminate the requirement under the Indenture to provide security for the Notes and related provisions regarding the collateral.

The Offer with respect to the Notes is subject to several conditions, including the execution of the supplemental indenture amending the Indenture and other customary conditions.  The terms of the Offer are described in Avaya’s Offer to Purchase and the accompanying Letter of Transmittal, copies of which may be obtained from Georgeson Shareholder Communications, the Information Agent, at (800) 457-5303.  Persons with questions regarding the Offer should contact Citigroup, the Dealer Manager and Solicitation Agent, at (800) 558-3745 or (212) 723-6106, or Georgeson Shareholder Communications, the Information Agent, at (800) 457-5303.  Commerzbank Securities and Mitsubishi Securities are acting as Co-Dealer Managers for the Offer.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to the Notes.  The Offer is being made solely by the Offer to Purchase and accompanying Letter of Transmittal.

None of Avaya, the Dealer Manager, the Co-Dealer Managers, the Trustee, the Depositary or the Information Agent makes any recommendations as to whether or not holders should tender their Notes pursuant to the Offer or consent to the Proposed Amendments to the Notes and the Indenture, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to consent to the Proposed Amendments to the Notes and the Indenture and to tender Notes, and, if so, the principal amount of Notes to tender.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services –Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com